Exhibit 99.1
Pure Cycle Reports First Quarter Results

“Fiscal 2020 was a transformational year for Pure Cycle and we are continuing to execute on our initiatives in fiscal 2021,” commented Mark W. Harding, President of Pure Cycle. “We have delivered all of the finished lots in the first phase at Sky Ranch and will break ground on the next phase in January 2021. Our team is dedicated to executing on our business plans in both our land and water resource development segments with the same focus, attention to detail, and success as the initial phase, using lessons learned to increase efficiencies and produce solid financial results.” continued Mr. Harding.

Highlights
Revenues of $4.9 million for the three months ended November 30, 2020

Initial development phase at Sky Ranch is nearing completion, with the remaining $1.3 million expected to be spent in fiscal 2021

337 or 66% of lots in the initial phase of Sky Ranch have purchased water and wastewater taps, totaling $9.9 million in tap fees to date

Next development phase scheduled to break ground January 2021, expected to include 895 lots, of which 789 have been contracted to home builders

Denver, Colorado, January 4, 2021 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) is reporting net income of $0.8 million for the three months ended November 30, 2020, on revenues of $4.9 million. As Pure Cycle continues to expand its land segment and water systems to provide services to customers, investments in water and water rights increased to $55.2 million as of November 30, 2020.

“As we step into the next phases at Sky Ranch, I want to reiterate that our 30% increase in lot prices in the next phase provides a testament to our strong performance in the initial Filing of Sky Ranch. We continue to carry forward more than $21 million of total reimbursable costs from the initial development and with our next phase at nearly twice the size of our initial phase, we will see a significant increase in tap fee revenues, annual water connections for our water and wastewater resource development segment, lot revenues, and public improvement reimbursables,” commented Mr. Harding. “The strategic complement between our land development activities and our water and wastewater activities is unleashing the immense untapped value of our long-held assets.” concluded Mr. Harding.

Financial Summary

Revenue – Metered water usage from municipal customers increased over the prior year due to the success of Sky Ranch. Total revenues decreased for Q1 2021 compared to Q1 2020, primarily due to timing of the recognition of lot sales as we completed the first development phase at Sky Ranch nearly two years ahead of schedule resulting in earlier recognition than anticipated. In addition, due to COVID-19 delaying the permitting process at the county, the timing of lot sales in the next phase of development were not lined up with the completion of the initial development phase as we anticipated, resulting in a decline in recognized lot sale revenue. But as we bring the next phase of development to the market, lot sale revenue will again be recognized throughout the development timeline.

Profitability – We remained profitable despite the drop in lot sale revenue noted above, which is a testament to our ability to scale operational expenses to match revenue, and our ability to operate our water system in an efficient manner. The results posted in Q1 2020 were also materially improved by the reimbursement of public improvements. Timing of reimbursements for the remaining $21.1 million in total reimbursable costs are dependent upon the Sky Ranch Districts and Community Authority Board having sufficient tax revenues or issuing municipal bonds to be able to repay Pure Cycle.

Working Capital – As of November 30, 2020, our working capital was $19.9 million, which includes cash of $21.3 million.

“We are actively growing our balance sheet and remain focused on using both our land and water assets in a cohesive and strategic manner,” commented Kevin B. McNeill, Pure Cycle’s CFO.  “We strive to create value for our stakeholders through this growth in assets. As we move into the second development phase at Sky Ranch, our land development activities will increase as we deliver lots to our home builder customers.” continued Mr. McNeill.

Operational Summary

Water and wastewater resource development – Our water and wastewater resource development segment continues to grow as houses are sold at Sky Ranch and Wild Pointe. We delivered 12.3 million gallons of water to Sky Ranch in the first fiscal quarter of 2021, compared to 373,000 gallons in the first fiscal quarter of 2020, which the increase is mainly due to new homes being occupied at Sky Ranch and the delivery of water to irrigate parks and outdoor landscaping at Sky Ranch. As homes continue selling at Sky Ranch, we continue to collect water and wastewater taps fees, in fact during the three months ended November 30, 2020, we sold thirty-five water and wastewater taps for $1.8 million. Additionally, we delivered 80.1 million gallons of water to an oil and gas customer for use in the hydraulic fracturing process which generated $1.2 million in revenue.

Land development – With our initial development phase at Sky Ranch being completed nearly two years ahead of schedule, and delays in the permitting process for the next phase due to COVID-19, our land development revenues and expenses decreased in the first fiscal quarter of 2021 compared to fiscal 2020. As of December 14, 2020, 339 homes out of 506 have been sold by our homebuilder customers, and they continue to sell around 27 homes per month (or nine per each of the three builders per month – which the next development phase will have four builders selling homes). We anticipate lot development activities related to the next development phase to increase dramatically as we break ground in January 2021.

The table below presents Pure Cycle’s summarized unaudited consolidated financial position as of November 30, 2020 and August 31, 2020 (in thousands):

ASSETS:	November 30, 2020	August 31, 2020	$ Change	% Change
	(Unaudited)
Current Assets:
Cash and cash equivalents	$21,303	$21,797	$(494)	(2%)
Land development inventories	-	481	(481)	(100%)
All other current assets	3,055	3,713	(658)	(18%)
Total current assets	24,358	25,991	(1,633)	(6%)

Investments in water and water systems, net	55,165	55,087	78	0%
All other long-term assets	9,430	8,683	747	9%
Total assets	$88,953	$89,761	$(808)	(1%)

LIABILITIES:
Current Liabilities:
Accounts payable and accrued liabilities	$2,364	$2,783	$(419)	(15%)
All other current liabilities	2,058	3,435	(1,377)	(40%)
Total current liabilities	4,422	6,218	(1,796)	(29%)

All long-term liabilities	1,556	1,499	57	4%
Total liabilities	5,978	7,717	(1,739)	(23%)

Total shareholders' equity	82,975	82,044	931	1%
Total liabilities and shareholders' equity	$88,953	$89,761	$(808)	(1%)

The following table provides summarized unaudited consolidated results of operations for the three months ended November 30, 2020 and 2019 (in thousands):

	Three Months Ended November 30,
	2020	2019	$ Change	% Change
	(unaudited)
Revenues:
Metered water usage
Municipal water usage revenues	$167	$103	$64	62%
Oil and Gas water usage revenues	1,199	37	1,162	3,141%
Wastewater treatment revenues	42	20	22	110%
Lot fee revenue	2,356	8,542	(6,186)	(72%)
Water and wastewater tap revenue	1,083	1,672	(589)	(35%)
Other revenue	21	86	(65)	(76%)
Total revenues	$4,868	$10,460	$(5,592)	(53%)

Expenses:
Water service operations	$(545)	$(254)	$(291)	115%
Wastewater services operations	(92)	(26)	(66)	254%
Lot fee construction costs incurred	(1,719)	(8,063)	6,344	79%
Other	(24)	(24)	-	0%
Depreciation and depletion	(365)	(219)	(146)	67%
Total cost of revenues	(2,745)	(8,586)	5,841	68%
Gross profit	2,123	1,874	249	13%

General and administrative expenses	(1,086)	(801)	(285)	36%
Depreciation	(84)	(85)	1	1%
Operating income	953	988	(35)	(4%)

Income from reimbursables	-	6,276	(6,276)	(100%)
Other income	152	386	(234)	(61%)
Net income before taxes	1,105	7,650	(6,545)	(86%)
Income tax expense	(260)	(1,887)	1,627	86%
Net income	$845	$5,763	$(4,918)	(85%)

Earnings per fully diluted share	$0.04	$0.24	$(0.21)	(85%)

Earnings Call Information
Pure Cycle will host a conference call on Tuesday, January 5, 2021, at 4PM Eastern (2PM Mountain) to discuss the financial results and answer questions. Call details are presented below. For the earnings call, Pure Cycle will post a detailed slide presentation on its website (www.purecyclewater.com), which provides an overview of Pure Cycle and presents summary financial results for the three months ended November 30, 2020.

When:	4:00PM Eastern (2PM Mountain) on January 5, 2021
Call-in number:	1-877-407-8033 (no pass codes required)
International call-in number:	+1 201-689-8033 (no pass codes required)
Replay available until:	Tuesday, January 19, 2021, 4:00PM ET
Replay call in number:	1-877-481-4010, replay pass code: 39387
Event link:	https://www.webcaster4.com/Webcast/Page/2247/39387

Company Information
Pure Cycle is a diversified land and water resource development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider that, in addition to developing wholesale water and wastewater resources, also develops master planned communities to which we provide water and wastewater services.

Additional information, including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: timing of development at Sky Ranch; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2020; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.